                                       PURSUANT TO RULE NO. 424(b)(5)
                                       REGISTRATION NOS. 333-22113 AND 333-35705

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 28, 1997

                                 $1,000,000,000
                               LOEWS CORPORATION
                3 1/8% EXCHANGEABLE SUBORDINATED NOTES DUE 2007
      (EXCHANGEABLE INTO SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE,
                      OF DIAMOND OFFSHORE DRILLING, INC.)

                               ----------------

  The Notes will be exchangeable into shares of Common Stock, $.01 par value per share (the "Diamond Offshore Common Stock"), of Diamond Offshore Drilling, Inc. ("Diamond Offshore") at any time from and including October 1, 1998 and prior to the close of business on September 15, 2007, unless previously redeemed, at an exchange rate of 15.3757 shares per $1,000 principal amount of Notes (equivalent to an exchange price of $65.04 per share), subject to adjustment in certain circumstances. The right of exchange is subject to the Company's rights to suspend exchanges of Notes at certain times and to elect cash settlement in lieu of delivering Diamond Offshore Common Stock as described herein. See "Description of Notes--Exchange Rights". On September 15, 1997, the last reported sale price for the Diamond Offshore Common Stock, which is listed under the symbol "DO", on the New York Stock Exchange was $59 1/8 per share.

  Interest on the Notes is payable on March 15 and September 15 of each year, commencing March 15, 1998. Unless previously exchanged, the Notes are redeemable in whole or in part at the option of the Company on or after September 25, 2002 at the redemption prices set forth herein. In connection with any redemption at the option of the Company and at final maturity, the Company may elect to pay the Average Market Value Amount in connection with any exchange of Notes, in which case Holders will not be entitled to receive Diamond Offshore Common Stock, and will receive only cash, in respect of the Notes. The Notes are not entitled to any sinking fund. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company. The Notes will mature on September 15, 2007 and will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of Notes".

  SEE "RISK FACTORS RELATING TO THE NOTES" ON PAGE S-2 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES.

  The Notes have been approved for listing on the New York Stock Exchange under the symbol "LTR 07", subject to official notice of issuance.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
      THE PROSPECTUS  TO  WHICH  IT RELATES.  ANY  REPRESENTATION  TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------


                                     INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO
                                    OFFERING PRICE(1) DISCOUNT(2)  COMPANY(1)(3)
                                    ----------------- ------------ -------------
Per Note...........................        100%          2.00%        98.00%
Total(4)...........................  $1,000,000,000   $20,000,000  $980,000,000

--------
(1) Plus accrued interest from September 16, 1997.
(2) The Company and Diamond Offshore have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $450,000 payable by the Company.
(4) The Company has granted to Goldman, Sachs & Co. an option for 30 days to purchase up to an additional $150,000,000 principal amount of Notes at the initial public offering price shown above, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be $1,150,000,000, $23,000,000 and $1,127,000,000, respectively.

                               ----------------

  The Notes offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, New York, on or about September 19, 1997, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.

                               ----------------

         The date of this Prospectus Supplement is September 16, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND THE DIAMOND OFFSHORE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.

                               ----------------

                      RISK FACTORS RELATING TO THE NOTES

  As described in more detail below, the trading price of the Notes may vary considerably prior to maturity due to, among other things, fluctuations in the price of Diamond Offshore Common Stock and other events that are difficult to predict and beyond the Company's control.

RELATIONSHIP OF THE NOTES AND DIAMOND OFFSHORE COMMON STOCK

  The market price of the Notes at any time may be affected by changes in the price of Diamond Offshore Common Stock. The Company is making no prediction to prospective holders of Notes as to whether the price of Diamond Offshore Common Stock will rise or fall. Trading prices of Diamond Offshore Common Stock will be determined by Diamond Offshore's operational results and by complex and interrelated economic, financial, political and other factors that can affect the capital markets generally, the New York Stock Exchange (on which the Diamond Offshore Common Stock is traded) and the market segment of which Diamond Offshore Common Stock is a part.

  Holders of the Notes will not be entitled to any rights with respect to Diamond Offshore Common Stock (including, without limitation, voting rights or rights to receive any dividends or other distributions in respect thereof) until such time, if any, as such Notes have been exchanged for shares of Diamond Offshore Common Stock and the applicable record date, if any, for the exercise of such rights occurs after such date.

IMPACT OF THE NOTES ON THE MARKET FOR THE DIAMOND OFFSHORE COMMON STOCK

  Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, it is not possible to predict accurately how or whether the Notes will trade in the secondary market or whether such market will be liquid. Any market that develops for the Notes is likely to influence and be influenced by the market for the Diamond Offshore Common Stock. For example, the price of the Diamond Offshore Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Diamond Offshore Common Stock as a result of exchanges, especially at the maturity or upon a call for redemption of the Notes, by possible sales of Diamond Offshore Common Stock by investors who view the Notes as a more attractive means of equity participation in Diamond Offshore and by hedging or arbitrage trading activity that may develop involving the Notes and the Diamond Offshore Common Stock.

DILUTION OF DIAMOND OFFSHORE COMMON STOCK

  The Exchange Rate (which determines the number of shares of Diamond Offshore Common Stock that holders of the Notes are entitled to receive upon exchange) is subject to adjustment for certain events arising from, among others, a merger or consolidation in which Diamond Offshore is not the surviving or resulting corporation, a sale or other transfer of all or substantially all of the assets of Diamond Offshore and the liquidation, dissolution, winding up or bankruptcy of Diamond Offshore, as well as stock splits and combinations, stock dividends and certain other actions of Diamond Offshore. See "Description of Notes--Exchange Right". The Exchange Rate may not be adjusted for other events, such as offerings of Diamond Offshore Common Stock for cash or in connection with certain types of acquisitions. There can be no assurance that Diamond Offshore or the Company will not make offerings of Diamond Offshore Common Stock or take such other action in the future or as to the amount of such offerings, if any.

NO OBLIGATION ON PART OF DIAMOND OFFSHORE WITH RESPECT TO THE NOTES

  Other than certain obligations in connection with its agreement to make available a Diamond Offshore Prospectus for use by the Company in connection with any exchange of Notes as described under "The Company and Relationship with Diamond Offshore", Diamond Offshore has no obligations with respect to the Notes, including any obligation to take the needs of the Company as issuer of the Notes or of holders of the Notes into consideration for any reason. Diamond Offshore will not receive any of the proceeds of the offering of the Notes.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

  The Notes are novel securities and there is currently no secondary market for the Notes. The Underwriters currently intend, but are not obligated, to make a market in the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide the holders of the Notes with liquidity of investment or that it will continue for the life of the Notes.

  The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. However, there can be no assurance that if so listed, the Notes will not later be delisted or that trading in the Notes on the New York Stock Exchange will not be suspended. In the event of a failure to list, delisting or suspension of trading on such market, the Company will apply for quotation on another trading market or for listing of the Notes on another national securities exchange. If the Notes are not listed or traded on any securities exchange or trading market, or if trading of the Notes is suspended, pricing information for the Notes may be difficult to obtain, and the liquidity of the Notes may be adversely affected.

TOBACCO-RELATED MATTERS

  As described in the Company's Current Report on Form 8-K dated June 20, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Lorillard Tobacco Company ("Lorillard"), a wholly owned subsidiary of the Company, entered into a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution (the "Proposed Resolution"), which if enacted into law would resolve many of the regulatory and litigation issues affecting the United States tobacco industry. There can be no assurance that federal legislation in the form of the Proposed Resolution will be enacted, that it will be enacted without modification that is materially adverse to Lorillard, that any modification would be acceptable to Lorillard or that, if enacted, the legislation would not face legal challenges. If such a comprehensive resolution were to be implemented, the Company believes that its consolidated results of operations and financial position would be materially adversely affected.

HOLDING COMPANY STRUCTURE

  The Company is a holding company and derives all of its operating income and cash flow from its subsidiaries. The Company must rely entirely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness and capital stock. No assurance can be given that there will not be further regulatory actions restricting the ability of the Company's subsidiaries to pay dividends and, accordingly, that funds held by the Company's subsidiaries will be available to the Company for payment of principal of or interest on the Notes. Reference is made to, and this paragraph is qualified in its entirety by reference to, Note 12 of Notes to Consolidated Financial Statements in the Company's 1996 Annual Report to Shareholders for a discussion of limitations on the ability of certain of the insurance subsidiaries to pay dividends.

              THE COMPANY AND RELATIONSHIP WITH DIAMOND OFFSHORE

  Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 84% owned subsidiary); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary); the operation of offshore oil and gas drilling rigs (Diamond Offshore, a 50.3% owned subsidiary); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary).

  The Company owns a majority of the issued and outstanding Diamond Offshore Common Stock and as a result has the ability to control actions that require the consent of stockholders, including the election of directors, amendment of Diamond Offshore's Restated Certificate of Incorporation and any mergers or any sale of all or substantially all of the assets of Diamond Offshore. The Company and Diamond Offshore are parties to a services agreement pursuant to which the Company performs certain administrative and technical services on behalf of Diamond Offshore. In 1996, Diamond Offshore reimbursed the Company approximately $185,000 for services provided under this services agreement.

  Under a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and Diamond Offshore, Diamond Offshore, subject to certain limitations, will file, upon the request of the Company, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of three such requests, in order to permit the Company to offer and sell any Diamond Offshore Common Stock that the Company may hold. The Company will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by the Company. Diamond Offshore has the right to require the Company to delay any exercise by the Company of its rights to require registration and other actions for a period of 90 days, if, in the judgment of Diamond Offshore, any offering of Diamond Offshore then being conducted or about to be conducted would be adversely affected. Subject to certain conditions, Diamond Offshore has also granted the Company the right to include its Common Stock in any registration statement covering offerings of Diamond Offshore Common Stock by Diamond Offshore, and Diamond Offshore will pay all of the costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares so sold on behalf of the Company. Diamond Offshore will indemnify the Company, and the Company will indemnify Diamond Offshore, against certain liabilities in respect of any registration statement or offering covered by the Registration Rights Agreement.

  On September 16, 1997, the Company and Diamond Offshore entered into an agreement amending the Registration Rights Agreement (the "Registration Rights Agreement Amendment") in contemplation of the offering of the Notes. Pursuant to the Registration Rights Agreement Amendment, the Company exercised one of its three demand registration rights, for the shares of Diamond Offshore Common Stock underlying the Notes and, in connection with such demand, Diamond Offshore agreed to file and to use its best efforts to cause to be effective no later than September 30, 1998 a registration statement for a continuous offering of such shares for delivery upon the exchange of Notes, and to maintain the effectiveness of such registration statement through September 15, 2007, or such earlier time as no Notes are outstanding. Pursuant to the Registration Rights Agreement Amendment, Diamond Offshore has the right to defer the initial filing of its registration statement or, at any time and from time to time after such registration statement has been filed and declared effective, require the Company to suspend the use of any resale prospectus or prospectus supplement included therein for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if Diamond Offshore is conducting or about to conduct an underwritten public offering of its securities for its own account, or would be required to disclose information regarding Diamond Offshore not otherwise then required by law to be publicly disclosed where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which Diamond Offshore is then engaged. However, no such suspension may be in effect during the 14-day period preceding any Redemption Date or the final maturity date. Before giving notice to Holders of any optional redemption of Notes, the Company has agreed in the Registration Rights Agreement Amendment to give prior notice to Diamond Offshore to enable Diamond Offshore to determine if it should suspend the use of the current resale prospectus or prospectus supplement covering the shares of Diamond Offshore Common Stock issuable upon the exchange of Notes. The Company and Diamond Offshore have agreed that the Company will not give notice to Holders of the exercise of the Company's optional right to redeem any Notes during the time that any suspension period with respect to any such prospectus or prospectus supplement is in effect. See "Description of Notes--Exchange Rights".

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

  The table below sets forth the Company's ratio of income before cumulative effect of changes in accounting principles to fixed charges which was computed by dividing income before cumulative effect of changes in accounting principles available for fixed charges (income before cumulative effect of changes in accounting principles, undistributed income of associated companies, income taxes and minority interests, adjusted for interest expense, amortization of debt issuance costs and one-third of rent expense) by fixed charges. Fixed charges include (a) interest costs, (b) amortization of debt issuance costs and (c) one-third of rent expense, which the Company believes represents the interest factor attributable to rent.

                               SIX MONTHS
                                  ENDED
                                JUNE 30,     YEARS ENDED DECEMBER 31,
                               ----------    ------------------------------
                               1997   1996   1996 1995 1994    1993    1992
                               -----  -----  ---- ---- ----    ----    ----
Ratio of income before
 cumulative effect of changes
 in accounting principles to
 fixed charges................   4.6    8.0  7.5  9.4  2.6(a)  4.4(b)   --(b)

--------
(a) Income available for fixed charges for the fiscal year ended December 31, 1994 included $91.6 million of distribution of earnings on an equity investment held by the Company.
(b) Income before cumulative effect of changes in accounting principles was insufficient to cover fixed charges by $541. 6 million for the year ended December 31, 1992. This deficit reflected a $1,500.0 million increase in claim reserves by Continental Casualty Company, an indirect subsidiary of the Company, with respect to its potential exposure to asbestos-related bodily injury cases, resulting in an after-tax charge of $822.7 million against the Company's net income for the year ended December 31, 1992. In 1993, the Company added $500.0 million to such claim reserve, resulting in an after-tax charge of $270.1 million against the Company's net income for the year ended December 31, 1993.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds of the offering of the Notes for general corporate purposes.

                               DIAMOND OFFSHORE

  Diamond Offshore, incorporated in Delaware in 1989, engages principally in the contract drilling of offshore oil and gas wells through wholly owned subsidiaries and is a leader in deep-water drilling. Diamond Offshore's fleet of 46 offshore drilling rigs is one of the largest in the world and includes the largest fleet of semisubmersible rigs currently working in the world. The fleet is comprised of 31 semisubmersibles, 15 jack-ups and one drillship. Diamond Offshore also owns a semisubmersible accommodation vessel currently working in the U.K. sector of the North Sea. Diamond Offshore operates the largest fleet of semisubmersibles currently working in the U.S. Gulf of Mexico.

  Diamond Offshore is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Diamond Offshore can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Diamond Offshore Common Stock is traded. Such materials may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

  The Company has filed a Current Report on Form 8-K, which is incorporated by reference in the Company's Prospectus dated February 28, 1997 and made a part hereof, and includes Diamond Offshore's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Diamond Offshore 10-K), Diamond Offshore's Exchange Act reports filed since the filing of the Diamond Offshore 10-K to the date of this Prospectus Supplement and Diamond Offshore's definitive proxy statement on Schedule 14A filed with the Commission on April 1, 1997, each of which contains further information regarding Diamond Offshore.

          PRICE RANGE OF DIAMOND OFFSHORE COMMON STOCK AND DIVIDENDS

  The Diamond Offshore Common Stock is listed on the New York Stock Exchange under the symbol "DO". The table below sets forth the high and low closing prices of the Diamond Offshore Common Stock as reported by the New York Stock Exchange during the periods indicated, after giving retroactive effect to the two-for-one stock split effective on August 14, 1997.

                                                            PRICE RANGE
                                                            ----------------
                                                             LOW      HIGH
                                                            -----     ------
1995
  Fourth Quarter (from October 10)......................... $12       $17
1996
  First Quarter............................................  16 11/16  21 11/16
  Second Quarter...........................................  21 3/4    28 1/2
  Third Quarter............................................  23 1/2    29 1/16
  Fourth Quarter...........................................  27 1/8    32 3/16
1997
  First Quarter............................................  27 11/16  36 1/2
  Second Quarter...........................................  31 1/8    38 15/16
  Third Quarter (through September 15, 1997)...............  39 1/4    59 1/8

  On September 15, 1997, the reported last sale price of the Diamond Offshore Common Stock as reported by the New York Stock Exchange was $59 1/8 per share.

  Diamond Offshore paid a quarterly dividend of $0.07 per share of Diamond Offshore Common Stock (on a post-stock split basis) on August 7, 1997. Any future determination as to payment of dividends will be made at the discretion of Diamond Offshore's Board of Directors and will depend upon Diamond Offshore's operating results, financial condition, capital requirements, general business conditions and such other factors that Diamond Offshore's Board of Directors deems relevant.

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the particular terms of the 3 1/8% Exchangeable Subordinated Notes due 2007 offered hereby (referred to in the Prospectus as the "Subordinated Debt Securities" and the "Securities") supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Subordinated Debt Securities set forth in the prospectus, dated February 28, 1997 (the "Prospectus"), to which reference is hereby made.

  The Notes are to be issued under an Indenture, dated as of December 1, 1985, as supplemented to date (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The Company believes that the following summary of certain provisions of the Indenture, together with the "Description of Subordinated Debt Securities" contained in the Prospectus, describes all of the material terms necessary to understand the Indenture. Capitalized terms not otherwise defined under the heading "Description of Notes" have the meanings given to them in the Indenture.

  The Notes will be general unsecured subordinated obligations of the Company, will be limited to $1,150,000,000 aggregate principal amount and will mature on September 15, 2007. The Notes will bear interest at the rate per annum set forth on the front cover of this Prospectus Supplement from September 16, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998, until the principal thereof is paid or made available for payment, to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be. Interest on the Notes at such rate will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

  The Notes are redeemable at the option of the Company, at any time on or after September 25, 2002, in whole or in part, at the redemption prices set forth below under "--Optional Redemption", plus accrued interest to the redemption date.

  The Notes will be exchangeable at the option of the Holders into shares of Diamond Offshore Common Stock initially at the exchange rate stated on the front cover of this Prospectus Supplement, subject to adjustment upon the occurrence of certain events described under "--Exchange Rights", at any time on or after October 1, 1998, and prior to the close of business on September 15, 2007, unless previously redeemed. This right of exchange is subject to the Company's rights to suspend exchanges of Notes at certain times and to elect cash settlement in lieu of delivering Diamond Offshore Common Stock as described under "--Exchange Rights". The Company may also elect to pay the Average Market Value Amount upon redemption or at final maturity of the Notes to Holders who elect to exchange their Notes into shares of Diamond Offshore Common Stock, in which case such Holders will not be entitled to receive Diamond Offshore Common Stock, and will receive only cash, in respect of their Notes. See "Company Election to Pay Average Market Value Amount".

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Depositary's settlement system until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be represented by one or more Global Securities registered in the name of the nominee of the Depositary. Beneficial interests in each Global Security will be shown on, and transfers thereof and surrenders thereof for exchange will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the Global Securities will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under limited circumstances as specified in the Prospectus.

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

EXCHANGE RIGHTS

  Subject to the Company's rights to suspend exchanges and to elect cash settlement as described below, the Holder of any Note will have the right, beginning on or after October 1, 1998 and prior to the close of business on September 15, 2007, at the Holder's option, to exchange any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Diamond Offshore Common Stock, unless previously redeemed, at an exchange rate of 15.3757 shares per $1,000 principal amount of Notes (the "Exchange Rate") subject to adjustment as described below. The right to exchange a Note called for redemption will terminate at the close of business on the Redemption Date for such Note, unless the Company defaults in making the payment due upon redemption.

  The Company may at any time suspend the right of exchange attaching to the Notes, by giving one business day's notice of such suspension to the Trustee (which notice may be given by Diamond Offshore on behalf of the Company), provided that, (i) the total period during which such right of exchange is suspended shall not exceed 90 consecutive days at any one time or a total of 120 days in any 12-month period; and (ii) no such suspension may be in effect during the 14-day period preceding any Redemption Date or the final maturity date of the Notes. Notwithstanding the foregoing, the right to exchange will be suspended if the Company has irrevocably elected to pay in cash the Average Market Value Amount in respect of all Notes delivered for exchange prior to a Redemption Date or final maturity date. See "--Company Election to Pay Average Market Value Amount".

  At any time prior to September 2, 2007, and unless the Company shall have previously elected in connection with a call for redemption or at maturity to pay in cash the Average Market Value Amount upon any exchange prior to the applicable Redemption Date or final maturity date, as described below, the Company may elect to make a cash settlement in respect of any Note surrendered for exchange by delivering notice thereof to the tendering Holder not more than five Trading Days after such Note is surrendered for exchange. Such cash settlement shall be in an amount, per $1,000 principal amount of Notes delivered for exchange, equal to the greater of (A) $1,000 and (B) the product of (i) the then-prevailing Exchange Rate and (ii) the average of the Closing Price of the Diamond Offshore Common Stock on the five Trading Days commencing two Trading Days after delivery by the Company of such notice to such Holder. The Company will pay such cash settlement amount as promptly as practicable after the completion of such five Trading Day period.

  "Closing Price" of the Diamond Offshore Common Stock on any date means the price, as of the close of business on such date, of the Diamond Offshore Common Stock, as reported on the New York Stock Exchange Consolidated Tape, or if the Diamond Offshore Common Stock is not then listed on the New York Stock Exchange, as reported by the principal securities exchange or interdealer quotation system on which the Diamond Offshore Common Stock is then traded.

  "Trading Day" means any day on which the Diamond Offshore Common Stock (i) is not suspended from trading on the principal securities exchange or interdealer quotation system on which it is traded at the close of business and (ii) has traded at least once on such principal securities exchange or interdealer quotation system.

  The right of exchange attaching to any Note may be exercised by the Holder by delivering the Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, or at any other office or agency of the Company maintained for such purpose, accompanied by a duly signed and completed notice of exchange, a copy of which may be obtained from the Trustee. Any notice of exchange shall be irrevocable. The exchange date will be the date on which the Note and the duly signed and completed notice of exchange are so delivered. Unless the Company has elected cash settlement, the Company will, within five Trading Days of the exchange date, issue and deliver to the Trustee, for delivery to the Holder, a certificate or certificates for the number of full shares of Diamond Offshore Common Stock issuable upon exchange, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares. Such shares of Diamond Offshore Common Stock deliverable upon exchange of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable.

  Any Note surrendered for exchange during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes or portions thereof called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for exchange. The interest payable on any Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, occurring during that period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note is surrendered for exchange (in whole or in part) during such period, shall be paid upon exchange to the Holder in an amount equal to the interest that would have been payable on the portion of such Note that is being called for redemption and is being exchanged if such portion had been exchanged as of the close of business on such Interest Payment Date. The interest so payable on any Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date occurring during the period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for exchange during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable on any Interest Payment Date in respect of any Note surrendered for exchange on or after such Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of exchange.

  As a result of the foregoing provisions, Holders that surrender Notes for exchange on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of exchange to the date of exchange or for any later period, even if the Notes are surrendered after a notice of redemption has been given (except for the payment of interest on Notes called for redemption on a Redemption Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Diamond Offshore Common Stock, will be made upon exchange. Holders of Diamond Offshore Common Stock issued upon exchange will not be entitled to receive any dividends payable to holders of Diamond Offshore Common Stock as of any record date before the close of business on the exchange date. No fractional shares will be issued upon exchange but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

  A Holder delivering a Note for exchange will not be required to pay any taxes or duties in respect of the issue or delivery of Diamond Offshore Common Stock on exchange. However, the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Diamond Offshore Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Diamond Offshore Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

  The Exchange Rate is subject to adjustment upon the occurrence of certain events, including: (i) the payment of dividends (and other distributions) of Diamond Offshore Common Stock on any class of capital stock of Diamond Offshore; (ii) the issuance to all holders of Diamond Offshore Common Stock of rights, warrants or options entitling them to subscribe for or purchase Diamond Offshore Common Stock at less than the current market price (determined as provided in the Indenture) thereof; (iii) subdivisions, combinations or reclassifications of Diamond Offshore Common Stock; (iv) distributions to all holders of Diamond Offshore Common Stock of evidences of indebtedness of Diamond Offshore, shares of capital stock, Notes, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (i) above); (v) distributions consisting exclusively of cash to all holders of Diamond Offshore Common Stock in an aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value (as determined by Diamond Offshore's Board of Directors), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Diamond Offshore or a subsidiary for the Diamond Offshore Common Stock concluded within the preceding 12 months, exceeds 12.5% of Diamond Offshore's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the Diamond Offshore Common Stock multiplied by the number of shares of Diamond Offshore Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by Diamond Offshore or any subsidiary for the Diamond Offshore Common Stock that involves an aggregate consideration that, together with (X) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Diamond Offshore or a subsidiary for the Diamond Offshore Common Stock concluded within the preceding 12 months and (Y) the aggregate amount of any all-cash distributions to all holders of Diamond Offshore Common Stock made within the preceding 12 months, exceeds 12.5% of Diamond Offshore's aggregate market capitalization on the expiration of such tender or exchange offer. The Company reserves the right to make such increases in the Exchange Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Exchange Rate will be required to be made until cumulative adjustments amount to 1% or more of the Exchange Rate as last adjusted. The Company shall compute any adjustments to the Exchange Rate pursuant to this paragraph and will give notice to the Holders of any such adjustments.

  In case of any consolidation or merger of Diamond Offshore with or into another Person or any merger of another Person into Diamond Offshore (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Diamond Offshore Common Stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of Diamond Offshore each Note then outstanding will, without the consent of the Holder of any Note, become exchangeable only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by a holder of the number of shares of Diamond Offshore Common Stock into which such Note was exchangeable immediately prior thereto (assuming such holder of Diamond Offshore Common Stock failed to exercise any rights of election and that such Note was then exchangeable).

  The Company from time to time may increase the Exchange Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase.

  If at any time Diamond Offshore makes a distribution of cash or property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Diamond Offshore but generally not stock dividends on Diamond Offshore Common Stock or rights to subscribe for Diamond Offshore Common Stock) and, if pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are exchangeable is increased, such increase may be deemed for Federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain United States Federal Tax Considerations".

  Holders have no rights in respect of the Diamond Offshore Common Stock unless and until the Notes are exchanged for Diamond Offshore Common Stock.

OPTIONAL REDEMPTION

  The Notes may not be redeemed prior to the close of business on September 24, 2002. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on September 15th of the following years until September 15, 2007, the maturity date:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2002...........................................................  101.5625%
      2003...........................................................  101.2500%
      2004...........................................................  100.9375%
      2005...........................................................  100.6250%
      2006...........................................................  100.3125%
      September 15, 2007.............................................  100.0000%

COMPANY ELECTION TO PAY AVERAGE MARKET VALUE AMOUNT

  The Company may elect, in connection with a redemption of Notes or the final maturity of the Notes, to satisfy its obligations to Holders who elect to exchange their Notes for Diamond Offshore Common Stock by cash payment of the Average Market Value Amount. If the Company makes such an election, Holders of Notes will no longer be entitled to receive Diamond Offshore Common Stock in exchange for their Notes.

  The Company may make such an election, in respect of any Notes to be redeemed on a Redemption Date or repaid on the final maturity date, by giving an irrevocable notice thereof to the Holders not later than the 35th Trading Day prior to such Redemption Date or final maturity date, in which case the Company will be obligated to pay the Average Market Value Amount in respect of all Notes to be redeemed or repaid on such Redemption Date or final maturity date to Holders who elect to exchange their Notes for Diamond Offshore Common Stock. If such notice is delivered in connection with a Redemption Date, it shall be required to be given not later than 35 Trading Days prior to the Redemption Date.

  The "Average Market Value Amount" per $1,000 principal amount of Notes means the greater of (A) $1,000 and (B) the product of (i) the then-prevailing Exchange Rate and (ii) the Average Market Value of the Diamond Offshore Common Stock as of the date of computation.

  The "Average Market Value" of the Diamond Offshore Common Stock on any date of computation means the arithmetic average of the daily volume-weighted average price of the Diamond Offshore Common Stock, as reported on the New York Stock Exchange Consolidated Tape, or if the Diamond Offshore Common Stock is not then listed on the New York Stock Exchange, as reported by the principal securities exchange or interdealer quotation system on which the Diamond Offshore Common Stock is then traded, for the 30-Trading Day period ending two Trading Days prior to such date of computation as computed by the Quotation Agent.

  The "Quotation Agent" means the Trustee and its successors or substitutes.

DEFEASANCE

  The provisions of Article Fourteen of the Indenture relating to defeasance, described in the Prospectus under "Description of Securities--Defeasance", are not applicable to the Notes.

CERTAIN OTHER PROVISIONS OF THE INDENTURE

  Certain other provisions of the Indenture are set forth in the Prospectus under the captions "Modification of the Subordinated Indenture", "Events of Default, Notice and Waiver", "Subordination", "Global Securities" and "Concerning the Trustee".

                 DESCRIPTION OF DIAMOND OFFSHORE CAPITAL STOCK

  The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law (the "DGCL") and Diamond Offshore's Restated Certificate of Incorporation. Diamond Offshore is presently authorized to issue 200,000,000 shares of Diamond Offshore Common Stock, par value $.01 per share. At the close of business on September 15, 1997, an aggregate of 139,308,948 shares of Diamond Offshore Common Stock were outstanding.

  Diamond Offshore's Board of Directors is authorized, without action by the holders of Diamond Offshore Common Stock, to issue up to 25,000,000 shares of preferred stock, $.01 par value (the "Diamond Offshore Preferred Stock"), in one or more series, to establish the number of shares to be included in each such series and to fix the designations, preferences, relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such matters may include, among others, voting rights, conversion and exchange privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights that could be superior and prior to Diamond Offshore Common Stock. The issuance of one or more series of the Diamond Offshore Preferred Stock could, under certain circumstances, adversely affect the voting power of the holders of Diamond Offshore Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to effect a change in control of Diamond Offshore.

  Subject to such preferential rights as may be granted by the Diamond Offshore Board of Directors in connection with the future issuance of Diamond Offshore Preferred Stock, holders of Diamond Offshore Common Stock are entitled to one vote for each share held. Such holders are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of Diamond Offshore Common Stock or other securities to be issued by Diamond Offshore in the future. Accordingly, the holders of more than 50% in voting power of the shares of Diamond Offshore Common Stock voting generally for the election of directors will be able to elect all of Diamond Offshore's directors. At September 15, 1997, the Company beneficially owned approximately 50.3% of the outstanding shares of Diamond Offshore Common Stock and as a result has the ability to control actions that require the consent of stockholders, including the election of directors, amendment of Diamond Offshore's Restated Certificate of Incorporation and any mergers or any sale of all or substantially all of the assets of Diamond Offshore. The holder or holders of a majority of Diamond Offshore Common Stock can act by written consent without a stockholders' meeting.

  Holders of shares of Diamond Offshore Common Stock have no exchange, conversion or preemptive rights and such shares are not subject to redemption. All outstanding shares of Diamond Offshore Common Stock, including the shares of Diamond Offshore Common Stock into which the Notes are exchangeable, are duly authorized, validly issued, fully paid and nonassessable. Subject to the prior rights, if any, of holders of any outstanding class or series of Diamond Offshore Preferred Stock having a preference in relation to the Diamond Offshore Common Stock as to distributions upon the dissolution, liquidation and winding-up of Diamond Offshore and as to dividends, holders of shares of Diamond Offshore Common Stock are entitled to share ratably in all assets of Diamond Offshore which remain after payment in full of all debts and liabilities of Diamond Offshore, and to receive ratably such dividends, if any, as may be declared by the Board of Directors from time to time out of funds and other property legally available therefor.

  Diamond Offshore is a Delaware corporation and is subject to Section 203 ("Section 203") of the DGCL. In general, Section 203 will prevent an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of Diamond Offshore from engaging in a "business combination" (as therein defined) with Diamond Offshore for three years following the date such person became an interested stockholder, unless
(i) before such person became an interested stockholder, the Board of Directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock of Diamond Offshore outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of Diamond Offshore and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by Diamond Offshore's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of Diamond Offshore not owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving Diamond Offshore and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of Diamond Offshore's Board of Directors, and which transactions are approved or not opposed by a majority of the members of Diamond Offshore's Board of Directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 does not apply to the Company because it has been more than three years since the Company became an interested stockholder.

  The transfer agent and registrar for the Diamond Offshore Common Stock is ChaseMellon Shareholder Services, L.L.C., whose principal offices are located at 450 West 33rd Street, New York, New York 10001.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Diamond Offshore Common Stock for which Notes may be exchanged, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Diamond Offshore Common Stock for which Notes may be exchanged as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell Notes or Diamond Offshore Common Stock under the recently enacted constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

  INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  As used herein, the term "United States Holder" means a beneficial owner of the Notes or Diamond Offshore Common Stock, as the case may be, that is, for United States federal income tax purposes (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons. A "Foreign Holder" is any holder of Notes or Diamond Offshore Common Stock, as the case may be, that is not a United States Holder.

UNITED STATES HOLDERS

 PAYMENT OF INTEREST; ADJUSTMENT OF EXCHANGE RATIO

  Interest on a Note generally will be includable in the income of a United States Holder of a Note as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's regular method of accounting for United States federal income tax purposes.

  If at any time Diamond Offshore makes a distribution of cash or property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Diamond Offshore but generally not stock dividends on Diamond Offshore Common Stock or rights to subscribe for Diamond Offshore Common Stock) and, if pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are exchangeable is increased, such increase may be deemed for Federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

 SALE, EXCHANGE OR REDEMPTION OF A NOTE

  Upon the sale, exchange or redemption of a Note (including the repayment of the Note on the maturity date or the exercise by the United States Holder of its right to exchange the Notes for Diamond Offshore Common Stock), a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property (including Diamond Offshore Common Stock) received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. Gain on property held for more than 18 months is generally subject to a maximum rate of tax of 20%. Gain on property held for more than one year and up to 18 months is generally subject to tax at a maximum rate of tax on capital gains of 28%. United States Holders are urged to consult their own tax advisors with respect to recently enacted capital gains legislation.

  In the case of an exchange of a Note by a United States Holder pursuant to such Holder's right to exchange such Note, whether such Holder receives Diamond Offshore Common Stock or cash in such exchange, the IRS could take the position that income received by the Holder on such exchange is ordinary interest income, rather than capital gain, as described in the previous paragraph. The Company does not believe that such treatment is likely, but there can be no assurance in that regard.

 DIVIDENDS

  Dividends, if any, paid on the Diamond Offshore Common Stock, other than certain dividends paid in stock, generally will be includable in the income of a United States Holder of Diamond Offshore Common Stock as ordinary income to the extent not in excess of the Holder's pro rata share of Diamond Offshore's current or accumulated earnings and profits.

 SALE OF DIAMOND OFFSHORE COMMON STOCK

  Upon the sale or exchange of Diamond Offshore Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such United States Holder's adjusted tax basis in the Diamond Offshore Common Stock. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in Diamond Offshore Common Stock is more than one year at the time of the sale or exchange. Gain on Diamond Offshore Common Stock held or deemed held for more than one year may be subject to recently enacted maximum rates of tax. See "--Sale, Exchange or Redemption of a Note" above. A United States Holder's basis in Diamond Offshore Common Stock received upon exchange of a Note will equal its fair market value on the date of such exchange. A United States Holder's holding period in such Common Stock will begin the day after such exchange.

 POSSIBLE ALTERNATIVE TREATMENT

  The foregoing discussion assumes that the Company's Diamond Offshore holdings have not fallen below 50% of the Diamond Offshore Common Stock on the date that the Notes are issued. The Company has no reason to believe that its ownership will be below such 50% threshold as of such date and will agree in the Underwriting Agreement to use reasonable efforts to cause its ownership not to be below such level as of such date. If the Company's Diamond Offshore holdings have fallen below 50% of the Diamond Offshore Common Stock on the date that the Notes are issued, then Holders of Notes will be required to determine accruals of income, gain, loss and deduction with respect to the Notes by applying the "noncontingent bond" method. Such method could result in inclusions of income prior to receipt of cash or Diamond Offshore Common Stock. In addition, any gain recognized on a sale, exchange or retirement of Notes by such Holders would be ordinary interest income. Holders should consult their tax advisors regarding the application of the noncontingent bond method to the Notes.

FOREIGN HOLDERS

 STATED INTEREST

  Payments of interest on a Note to a Foreign Holder will not be subject to United States federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) either (1) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof and (d) with respect to ordinary interest income, if any, recognized on the exchange of a Note, as described under "--United States Holders--Sale, Exchange or Redemption of a Note" above, or "--United States Holders--Possible Alternative Treatment" above, the status described in (iii) under "--Sale, Exchange or Redemption of a Note", below does not exist (the "Portfolio Interest Exemption"). The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

  A Foreign Holder will generally be subject to tax in the same manner as a United States corporation or resident with respect to such income if it is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

  To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected to a U.S. trade or business, the Foreign Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. Treasury Regulations proposed in April 1996 would, if adopted in final form, require Foreign Holders or, under certain circumstances, a "qualified intermediary" to file a "withholding certificate" with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate would have to contain, among other information, the name and address of the Foreign Holder and the basis for any reduced rate claimed. These withholding certificates would be required for payments made after December 31, 1997. A Foreign Holder may also be required to obtain a United States taxpayer identification number under the proposed Treasury Regulations.

 SALE, EXCHANGE OR REDEMPTION OF A NOTE

  A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of Notes (including the repayment of the Notes on the maturity date or the exercise by the Foreign Holder of its right to exchange the Notes for Diamond Offshore Common Stock) unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and to whom such gain is U.S. source, (ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States, (iii) Diamond Offshore is or has been a United States real property holding corporation for United States federal income tax purposes (a "USRPHC") at any time within the shorter of the five year period preceding such disposition or such Foreign Holder's holding period or (iv) the Company is or has been a USRPHC at any time within the shorter of the five year period preceding such disposition or such Foreign Holder's holding period. Diamond Offshore has informed the Company that Diamond Offshore does not believe that Diamond Offshore is or is likely to become a USRPHC, and the Company does not believe that the Company is or is likely to become a USRPHC.

 SALE OR EXCHANGE OF DIAMOND OFFSHORE COMMON STOCK

  A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of Diamond Offshore Common Stock unless any of the conditions described in (i), (ii) or (iii) above under "--Sale, Exchange or Redemption of a Note" is satisfied.

 DIVIDENDS

  Distributions by Diamond Offshore with respect to Diamond Offshore Common Stock that are treated as dividends paid, as described above under "United States Holders--Dividends", to a Foreign Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

  Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the proposed Treasury Regulations, however, a Foreign Holder of Diamond Offshore Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the proposed Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The proposed Treasury Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the proposed Treasury Regulations will be adopted as final regulations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to payments of principal of and premium, if any, and interest on a Note and payments of the proceeds of the sale of a Note to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (i) fails to furnish or certify such Holder's correct taxpayer identification number ("TIN") to the payor in the manner required, (ii) is notified by the IRS that such Holder has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that such Holder has not been notified by the IRS that such Holder is subject to backup withholding for failure to report interest or dividend payments.

  Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

  Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal of the Notes by the Company to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.)

  The payment of the proceeds from the disposition of Notes or Diamond Offshore Common Stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note or Diamond Offshore Common Stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

  In the case of the payment of proceeds from the disposition of Notes or Diamond Offshore Common Stock to or through a non-United States office of a broker that is either a United States person or a United States related person, Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, dated September 16, 1997 (the "Underwriting Agreement"), the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase, the entire principal amount of the Notes.

  Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Notes, if any are taken.

  Goldman Sachs proposes to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 1.000% of the principal amount of the Notes. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.010% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

  The Company and Diamond Offshore have agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933. In addition, Goldman Sachs have agreed to make a payment to the Company in lieu of reimbursement of expenses incurred in connection with the offering.

  During and after the offering, Goldman Sachs may purchase and sell the Notes or the Diamond Offshore Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes or the Diamond Offshore Common Stock; and short positions created by Goldman Sachs involve the sale by Goldman Sachs of a greater number of securities than they are required to purchase from the Company in the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by Goldman Sachs if such securities are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes or the Diamond Offshore Common Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

  The Company and Diamond Offshore have agreed that, during the period beginning from the date of this Prospectus Supplement and continuing to and including the date 90 days after the date of this Prospectus Supplement, they will not offer, sell, contract to sell or otherwise dispose of any shares of Diamond Offshore Common Stock or any securities of Diamond Offshore or the Company which are substantially similar to the Notes or the Diamond Offshore Common Stock or which are convertible into or exchangeable for Diamond Offshore Common Stock or securities which are substantially similar to the Notes or shares of Diamond Offshore Common Stock (the "lock-up restriction") without the prior written consent of Goldman Sachs (other than (i) pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus Supplement or (ii) the issuance of securities registered on Form S-4 issued in connection with an acquisition, merger or similar transaction, in which event an acquiror of such securities who is, or would by virtue of such acquisition be, an affiliate of the issuer agrees, to the foregoing lock-up restriction for the remainder of the 90-day period), except for the Notes offered in connection with the offering.

  In the ordinary course of business, Goldman Sachs or its affiliates have engaged, and may in the future engage, in investment banking transactions with the Company and Diamond Offshore.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Company by Barry Hirsch, Esq., Senior Vice President, Corporate Secretary and General Counsel of the Company, and for the Underwriters by Sullivan & Cromwell, New York, New York. Certain legal matters will be passed upon for the Underwriters by Andrews & Kurth L.L.P., New York, New York and Mayer, Brown & Platt, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Diamond Offshore and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in the Diamond Offshore 10-K for the year ended December 31, 1996, which is incorporated by reference in the Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and is incorporated by reference in the Prospectus, in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                               LOEWS CORPORATION

                                $1,000,000,000

                                DEBT SECURITIES

                                PREFERRED STOCK

                                 COMMON STOCK

  Loews Corporation (the "Company") may offer from time to time its securities consisting of debentures, notes and/or other evidences of senior unsecured debt securities (the "Senior Debt Securities"), subordinated unsecured debt securities (the "Subordinated Debt Securities," and together with the Senior Debt Securities, the "Debt Securities"), shares of preferred stock, $.10 par value per share (the "Preferred Stock"), or shares of Common Stock, $1.00 par value per share (the "Common Stock"). The Debt Securities and shares of Preferred Stock and Common Stock (collectively, the "Securities") offered hereby may be offered, separately or together, in series and in amounts and on terms determined at the time of sale and to be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement"). The Debt Securities may be offered in one or more series with the same or various maturities, at par or with an original issue discount and may be denominated either in U.S. dollars or foreign currencies, including the European Currency Unit ("ECU"). The Securities will be sold directly, through agents designated from time to time or through one or more underwriters or dealers, or a group of underwriters. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

  The terms of the Securities, such as (i) in the case of the Debt Securities, the specific designation, currency in which the Debt Securities are denominated, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments and conversion or exchange privileges, (ii) in the case of the Preferred Stock, the specific title, number of shares or fractional interests therein, any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges, (iii) in the case of the Common Stock, the number of shares offered, and (iv) in the case of any Security, the public offering price, the names of any underwriters or agents, the amounts to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, will be, in each case, as set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Securities.

  All Debt Securities will be effectively subordinated to all existing and future obligations of the Company's subsidiaries. The Company's subsidiaries had approximately $2,887 million aggregate principal amount of total indebtedness outstanding as of September 30, 1996. In addition, as of September 30, 1996, approximately $1,171 million aggregate principal amount of existing indebtedness of the Company would have ranked pari passu with the Senior Debt Securities and senior to the Subordinated Debt Securities.

  If Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company has no current plans for listing of the Debt Securities or the Preferred Stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities or Preferred Stock will be described in the applicable Prospectus Supplement.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES
  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION NOR  HAS THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED   UPON  THE   ACCURACY   OR   ADEQUACY   OF   THIS  PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 28, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  IN CONNECTION WITH THIS OFFERING, UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's worldwide web site at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Company's securities are listed.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For information with respect to the Company and the Securities, reference is hereby made to such Registration Statement. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees, or at the Commission's worldwide web site. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

                          FORWARD-LOOKING STATEMENTS

  WHEN INCLUDED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENTS INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE WORDS "EXPECT," "INTENDS," "ANTICIPATES," "ESTIMATES" AND ANALOGOUS EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INHERENTLY ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN FOREIGN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, CUSTOMER PREFERENCES AND VARIOUS OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS OR AS OF THE DATE OF THE PARTICULAR DOCUMENT IN WHICH ANY SUCH STATEMENTS APPEAR. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN, IN ANY PROSPECTUS SUPPLEMENT OR IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-6541) are incorporated in this Prospectus by reference and made a part hereof:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 28, 1996;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 14, 1996;

    (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 filed with the Commission on August 14, 1996;

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 14, 1996; and

    (e) The Company's Current Report on Form 8-K filed with the Commission on December 11, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation at its principal executive office, 667 Madison Avenue, New York, N.Y. 10021-8087, Attention: Corporate Secretary (telephone: (212) 545-2000).

                               LOEWS CORPORATION

  Loews Corporation is a holding company. Its subsidiaries are engaged in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 84% owned subsidiary, "CNA"); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary, "Lorillard"); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary, "Loews Hotels"); the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 51% owned subsidiary, "Diamond Offshore"); and the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary, "Bulova").

  CNA's principal business is insurance. CNA's insurance subsidiaries underwrite property, casualty, life, and accident and health coverages. Their principal market for insurance is the United States. CNA's foreign operations are not significant. CNA's property and casualty insurance operations are conducted by Continental Casualty Company ("Casualty") and The Continental Corporation and their property and casualty insurance affiliates, and its life insurance operations are conducted by Continental Assurance Company and its life insurance affiliate. Insurance products are marketed by CNA through independent agents and brokers. CNA accounted for 78.75%, 81.27% and 80.32% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Lorillard's principal products are marketed under the brand names of Newport, Kent and True with substantially all of its sales in the United States. Lorillard's major trademarks outside of the United States were sold in 1977. Lorillard's largest selling brands are the Newport and Kent brands, which accounted for approximately 70% and 11%, respectively, of Lorillard's sales in 1995. Lorillard accounted for 11.00%, 14.29% and 13.95% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Loews Hotels properties consist of 14 hotels, 11 of which are in the United States, two are in Canada and one is located in Monte Carlo. In addition to these properties, Loews Hotels is currently building a new 800-room property in Miami Beach, Florida. Loews Hotels accounted for 1.17%, 1.61% and 1.35% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Diamond Offshore's business primarily consists of owning and operating 47 offshore drilling rigs which are used on a contract basis by companies engaged in exploration and production of hydrocarbons. Offshore rigs are mobile units that can be relocated based on market demand. Currently 66% of these rigs operate in the Gulf of Mexico, 9% operate in the North Sea and the remaining 25% are located in various foreign markets. Diamond Offshore accounted for 1.82%, 2.25% and 2.11% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  Bulova distributes and sells watches and clocks under the brand names of Bulova, Caravelle and Accutron with substantially all of its sales in the United States and Canada. All watches and clocks are purchased from foreign suppliers. Bulova accounted for .59%, 1.12% and 1.12% of the Company's total revenue for the fiscal years ended December 31, 1995, 1994 and 1993, respectively.

  The Company also owns a 49% common stock interest in a joint venture which is engaged in the business of owning and operating six large crude oil tankers that are used primarily to transport crude oil from the Persian Gulf to a limited number of ports in the Far East, Northern Europe and the United States.

  The Company is a holding company and derives substantially all of its operating income and cash flow from its subsidiaries. The Company must rely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Debt

Securities, or to declare and pay dividends on the Preferred Stock and Common Stock, if any. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities. See Note 13 of Notes to Consolidated Financial Statements in the Company's 1995 Annual Report to Shareholders for a discussion of limitations on the ability of certain of the insurance subsidiaries to pay dividends.

                                USE OF PROCEEDS

  Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

  The table below sets forth the Company's ratio of income before cumulative effect of changes in accounting principles to fixed charges which was computed by dividing income before cumulative effect of changes in accounting principles available for fixed charges (income before cumulative effect of changes in accounting principles, undistributed income of associated companies, income taxes and minority interest, adjusted for interest expense, amortization of debt issuance costs and one-third of rent expense) by fixed charges. Fixed charges include (a) interest costs, (b) amortization of debt issuance costs and (c) one-third of rent expense, which the Company believes represents the interest factor attributable to rent. Since no Preferred Stock was outstanding during the periods presented, the ratio of income before cumulative effect of changes in accounting principles to fixed charges and Preferred Stock dividends would be the same as the ratios presented here.

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                           ---------------   ------------------------------------
                            1996     1995    1995  1994     1993     1992    1991
                           ------   ------   ----  ----     ----     ----    ----
Ratio of income before
 cumulative effect of
 accounting changes to
 fixed charges............    8.1x     8.0x  9.4x  2.6x(a)  4.4x(b)   --(b)  9.8x(a)

--------
(a) Income available for fixed charges for the fiscal years ended December 31, 1994 and 1991 included $91.6 million and $417.6 million, respectively, of distribution of earnings on an equity investment held by the Company.
(b) Income before cumulative effect of changes in accounting principles was insufficient to cover fixed charges by $541.6 million for the year ended December 31, 1992. This deficit reflected a $1,500.0 million increase in claim reserves by Casualty, with respect to its potential exposure to asbestos-related bodily injury cases, resulting in an after-tax charge of $822.7 million against the Company's net income for the year ended December 31, 1992. In 1993, the Company added $500.0 million to such claim reserve, resulting in an after-tax charge of $270.1 million against the Company's net income for the year ended December 31, 1993.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

  The following description of the Senior Debt Securities sets forth the material terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The Senior Debt Securities are to be issued under an Indenture, dated as of March 1, 1986, between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), as supplemented by a first supplemental indenture, dated as of March 30, 1993, and a second supplemental indenture, dated as of February 18, 1997 (as supplemented, the "Senior Indenture"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Debt Securities, will be described in the Prospectus Supplement relating to such Senior Debt Securities. Capitalized terms not otherwise defined in this section have the meanings given to them in the Senior Indenture.

  The following summary of the material provisions of the Senior Indenture and the Senior Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Senior Indenture, including the definitions therein of certain terms, and such Senior Debt Securities. Wherever particular articles, sections or defined terms of the Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

GENERAL

  The Senior Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would have ranked pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Senior Indenture or otherwise. The Senior Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Senior Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

  Since the Company is a holding company, the right of the Company, and hence the rights of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  Reference is made to the Prospectus Supplement for a summary of the following terms of the offered Senior Debt Securities (to the extent such terms are applicable to such Senior Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency or currency units for which such Senior Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where the principal and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Senior Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Senior Debt Securities held by a person who is not a U.S. person (as defined below) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Senior Debt Securities rather than pay such additional amounts; (x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Senior Debt Securities in whole or in part as Global Securities; (xii) applicable conversion or exchange privileges; and (xiii) any other specific terms of the offered Senior Debt Securities, including any terms which may be required by or advisable under United States laws or regulations. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the "United States"), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

  Senior Debt Securities may be presented for exchange, and registered Senior Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Senior Debt Securities and as summarized in the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Senior Indenture. Senior Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

CONVERSION AND EXCHANGE

  The terms, if any, on which Senior Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Senior Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.

GLOBAL SECURITIES

  Senior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Unless otherwise specified by the Company, the Depository will be Depositary Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Senior Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Senior Debt Securities will be summarized in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Senior Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Senior Debt Securities or by the Company if such Senior Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Debt Securities represented by such Global Security for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Senior Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Senior Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.

  Payments of principal of and any premium and any interest on individual Senior Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Senior Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Senior Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Senior Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository for a series of Senior Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Senior Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Senior Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Senior Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Senior Debt Securities of such series in exchange for the Global Security representing such series of Senior Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Senior Debt Securities, determine not to have any Senior Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Senior Debt Securities of such series in exchange for the Global Security or Securities representing such series of Senior Debt Securities. Individual Senior Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

DEFEASANCE

  At the Company's option, either (a) the Company will be Discharged (as defined below) from any and all obligations in respect of any series of Senior Debt Securities or (b) the Company will cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Senior Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the Senior Debt Securities of such series on the dates such payments are due in accordance with the terms of such Senior Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

  The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Senior Debt Securities of such series and to have satisfied all the obligations under the Senior Indenture relating to the Senior Debt Securities of such series, except for (A) the rights of Holders of the Senior Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Senior Debt Securities of such series when such payments are due, (B) the Company's obligations with respect to the Senior Debt Securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Senior Indenture.

  The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fourteen).

MODIFICATION OF THE SENIOR INDENTURE

  Modifications and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Senior Debt Securities affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Senior Debt Security; (2) reduce the principal amount of or interest on, or any premium payable upon redemption of, any Senior Debt Security; (3) change certain other terms of payment of any Senior Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Senior Debt Security of any series, the consent of whose Holders is required to modify or amend the Senior Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Senior Indenture (Section 902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Senior Indenture, including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following will be Events of Default with respect to any particular series of the Senior Debt Securities: (1) default in any payment of interest on such series when due, continued for 30 days;

(2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and
(5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). No Event of Default with respect to a particular series of Senior Debt Securities necessarily constitutes an Event of Default with respect to any other series of Senior Debt Securities (Section 501).

  The Trustee will, within 90 days after the occurrence of any default with respect to any series of the Senior Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such Senior Debt Securities or in the payment of any sinking fund installments, the Trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section 602).

  The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Senior Indenture (Section 1004).

  The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Senior Indenture (Sections 512, 513). The Trustee has the right to decline to follow any such direction if the Trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the Holders of Senior Debt Securities of such series not joining in any such direction or would involve the Trustee in personal liability. The Senior Indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the Senior Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Senior Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the direction of any of the Holders of such Senior Debt Securities unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

  If an Event of Default occurs and is continuing with respect to the Senior Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

  The Senior Indenture provides that no Holder of Senior Debt Securities of any series may institute any action against the Company under the Senior Indenture (except actions for payment of overdue principal or interest or premium, if any) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the

Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Debt Securities, if any, issued under the Senior Indenture and the performance of every covenant of the Senior Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, will succeed to, and be substituted for, the Company under the Senior Indenture (Sections 801, 802).

  Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Senior Indenture and the Senior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Senior Debt Securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving the Company.

CONCERNING THE TRUSTEE

  The Company and the Trustee may from time to time engage in normal and customary banking transactions.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

  The following description of the Subordinated Debt Securities sets forth the material terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The Subordinated Debt Securities are to be issued under an Indenture, dated as of December 1, 1985, between the Company and the Trustee, as supplemented by a first supplemental indenture, dated as of February 18, 1997, and a second supplemental indenture, dated as of February 18, 1997 (as supplemented, the "Subordinated Indenture"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Subordinated Debt Securities, will be described in the Prospectus Supplement relating to such Subordinated Debt Securities. Capitalized terms not otherwise defined in this section have the meanings given to them in the Subordinated Indenture.

  The following summary of the material provisions of the Subordinated Indenture and the Subordinated Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture, including the definitions therein of certain terms, and such Subordinated Debt Securities. Wherever particular articles, sections or defined terms of the Subordinated Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

GENERAL

  The Subordinated Debt Securities will rank equally with all other unsecured and subordinated debt of the Company except for debt which may be subordinated to Senior Indebtedness but which by its terms is made expressly senior to the Subordinated Debt Securities. As of September 30, 1996, approximately $1,171 million aggregate principal amount of existing debt of the Company would have ranked senior to the Subordinated Debt Securities. The Subordinated Indenture does not limit the amount of debt, either secured or unsecured, which may be issued by the Company under the Subordinated Indenture or otherwise. The Subordinated Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Subordinated Debt Securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

  Since the Company is a holding company, the rights of the Company, and hence the rights of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  Reference is made to the Prospectus Supplement for a summary of the following terms of the offered Subordinated Debt Securities (to the extent such terms are applicable to such Subordinated Debt Securities): (i) designation, aggregate principal amount, denomination and currency or currency unit; (ii) date of maturity; (iii) currency or currency units for which such Subordinated Debt Securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable; (iv) interest rate or rates (or the manner of calculation thereof), if any; (v) the times at which any such interest will be payable; (vi) the place or places where the principal and interest, if any, will be payable; (vii) any redemption or sinking fund provisions; (viii) whether such Subordinated Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form; (ix) whether and under what circumstances the Company will pay additional amounts on such Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Subordinated Debt Securities rather than pay such additional amounts; (x) federal income tax consequences; (xi) whether and under what circumstances the Company will issue the Subordinated Debt Securities in whole or in part as Global Securities; (xii) applicable conversion or exchange privileges; and
(xiii) any other specific terms of the offered Subordinated Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

  Subordinated Debt Securities may be presented for exchange, and registered Subordinated Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Subordinated Debt Securities and as summarized in the applicable Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Subordinated Indenture. Subordinated Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

CONVERSION AND EXCHANGE

  The terms, if any, on which Subordinated Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock or Preferred Stock to be received by the holders of the Subordinated Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.

GLOBAL SECURITIES

  Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Unless otherwise specified by the Company, the Depository will be The Depositary Trust Company, New York, New York. Global

Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Subordinated Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Subordinated Debt Securities will be summarized in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Subordinated Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Subordinated Debt Securities or by the Company if such Subordinated Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debt Securities represented by such Global Security for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Subordinated Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Subordinated Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture.

  Payments of principal of and any premium and any interest on individual Subordinated Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Subordinated Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Subordinated Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository for a series of Subordinated Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Subordinated Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Subordinated Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Subordinated Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Subordinated Debt Securities of such series in exchange for the Global Security representing such series of Subordinated Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Subordinated Debt Securities, determine not to have any Subordinated Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Subordinated Debt Securities of such series in exchange for the Global Security or Securities representing such series of Subordinated Debt Securities. Individual Subordinated Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

DEFEASANCE

  At the Company's option, either (a) the Company will be Discharged (as defined below) from any and all obligations in respect of any series of Subordinated Debt Securities or (b) the Company will cease to be under any obligation to comply with the restriction on its ability to merge, consolidate or sell assets set forth in the Subordinated Indenture, in either case if it deposits irrevocably with the Trustee, in trust, specifically for the benefit of the Holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of nationally recognized tax counsel to the effect that Holders of the Subordinated Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

  The term "Discharged" is defined to mean that the Company is deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Subordinated Debt Securities of such series and to have satisfied all the obligations under the Subordinated Indenture relating to the Subordinated Debt Securities of such series, except for (A) the rights of Holders of the Subordinated Debt Securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the Subordinated Debt Securities of such series when such payments are due,
(B) the Company's obligations with respect to the Subordinated Debt Securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Subordinated Indenture.

  The term "U.S. Government Obligations" is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fifteen).

MODIFICATION OF THE SUBORDINATED INDENTURE

  Modifications and amendments of the Subordinated Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Subordinated Debt Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Debt Security affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Subordinated Debt Security; (2) reduce the principal amount of or interest on, or any premium payable upon the redemption of, any Subordinated Debt Security; (3) change certain other terms of payment of any Subordinated Debt Security; or (4) reduce the percentage of the principal amount of the Outstanding Subordinated Debt Security of any series, the consent of whose Holders is required to modify or amend the Subordinated Indenture or waive compliance with, or consent to certain defaults under, the provisions of the Subordinated Indenture (Section 902). The Board of Directors of the Company does not have the power to waive any of the covenants of the Subordinated Indenture, including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following will be Events of Default with respect to any particular series of the Subordinated Debt Securities: (1) default in any payment of interest on such series when due, continued for 30 days; (2) default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due; (3) default in the performance, or breach, of any covenant or warranty of the Company applicable to such series continued for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; (4) default resulting in the acceleration of any indebtedness of the Company for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of such series; and (5) certain events of bankruptcy, insolvency or reorganization in respect of the Company (Section 501). No Event of Default with respect to a particular series of Subordinated Debt Securities necessarily constitutes an Event of Default with respect to any other series of Subordinated Debt Securities (Section 501).

  The Trustee will, within 90 days after the occurrence of any default with respect to any series of the Subordinated Debt Securities, give to the Holders thereof notice of such default known to the Trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such Subordinated Debt Securities or in the payment of any sinking fund installment, the Trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders thereof (Section 602).

  The Company will be required to furnish to the Trustee each year a statement as to the fulfillment by the Company of its obligations under the Subordinated Indenture (Section 1004).

  The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may, in respect thereof, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or with the Subordinated Indenture (Sections 512, 513). The Trustee has the right to decline to follow any such direction if the Trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the Holders of Subordinated Debt Securities of such series not joining in any such direction or would involve the Trustee in personal liability. The Subordinated Indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the Subordinated Debt Securities, the Trustee will be required to exercise any of its rights and powers under the Subordinated Indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the direction of any of the Holders of such Subordinated Debt Securities unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in complying with such direction (Section 603).

  If an Event of Default occurs and is continuing with respect to the Subordinated Debt Securities of any series, the Trustee or the Holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

  The Subordinated Indenture provides that no Holder of Subordinated Debt Securities of any series may institute any action against the Company under the Subordinated Indenture (except actions for payment of overdue principal or interest or premium, if any) unless the Holders of at least 25% in principal amount of such series have requested the Trustee to institute such action and have offered the Trustee reasonable indemnity, and the Trustee has not instituted such action within 60 days of such request (Section 507).

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Subordinated Debt Securities, if any, issued under the Subordinated Indenture and the performance of every covenant of the Subordinated Indenture on the part of the Company to be performed and
(2) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, will succeed to, and be substituted for, the Company under the Subordinated Indenture (Sections 801, 802).

  Other than the covenants described above, or as set forth in any accompanying Prospectus Supplement, the Subordinated Indenture and the Subordinated Debt Securities do not contain any covenants or other provisions designed to afford holders of the Subordinated Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving the Company.

SUBORDINATION

  The indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to existing and future Senior Indebtedness, as described in the Subordinated Indenture and any accompanying Prospectus Supplement (Section 1301). The term "Senior Indebtedness" means (i) all indebtedness for money borrowed incurred by the Company, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to, or pari passu with, the Subordinated Debt Securities or that such indebtedness is not superior in right of payment to the Subordinated Debt Securities, (ii) any other indebtedness, obligation or liability incurred by the Company (including any guaranty, endorsement or other contingent obligation of the Company in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by the Company as Senior Indebtedness in the instruments evidencing said indebtedness, obligation or liability at the time of the issuance or incurrence thereof, or (iii) any deferral, renewal or extension of any of the foregoing.

  By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt Securities will be required to pay over their share of such distribution in respect of the Subordinated Debt Securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities (Section 1301).

CONCERNING THE TRUSTEE

  The Company and the Trustee may from time to time engage in normal and customary banking transactions.

                        DESCRIPTION OF PREFERRED STOCK

  The Company is authorized to issue up to 100,000,000 shares of Preferred Stock, par value $0.10 per share, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to such series of Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

GENERAL

  The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock. The terms of a particular series of Preferred Stock may differ, among other things, in (1) the designation and number of shares comprising such series; (2) the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto; (3) any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Company; (4) the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto; (5) any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange; (6) any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto; (7) any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and (8) any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the Board of Directors may deem advisable. Unless otherwise specifically set forth in the Certificate of

Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock, all shares of Preferred Stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

  Since the Company is a holding company, the right of the Company, and hence the right of creditors and stockholders of the Company, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  The description of certain provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of the sale of the related Preferred Stock.

DIVIDEND RIGHTS

  Except as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a series of Preferred Stock, the holders of Preferred Stock will be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a particular series of Preferred Stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the Prospectus Supplement relating to a series of Preferred Stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to such series of Preferred Stock have not been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on the Common Stock by the Company. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

REDEMPTION

  The Company will have such rights, if any, to redeem shares of Preferred Stock, and the holders of Preferred Stock will have such rights, if any, to cause the Company to redeem shares of Preferred Stock, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock.

CONVERSION OR EXCHANGE

  The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Company and/or any other property or cash, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement, relating to a series of Preferred Stock.

VOTING RIGHTS

  The holders of Preferred Stock will have such voting rights, if any, as may be set forth in the Certificate of Designations, and summarized in the Prospectus Supplement relating to a series of Preferred Stock.

  The holders of the outstanding shares of a series of Preferred Stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Restated Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but will not so affect the entire series, then only the shares of the series so affected by the amendment will be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote irrespective of the previous two sentences, if so provided in the Restated Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock or which was adopted prior to the issuance of any shares of such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph reflects legal requirements under current Delaware law and is subject to any amendments to such law.

  The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.

LIQUIDATION RIGHTS

  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of the Company or the proceeds thereof as may be set forth in the Certificate of Designations and summarized in the Prospectus Supplement relating to a series of Preferred Stock.

MISCELLANEOUS

  The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this Prospectus will be as set forth in the Certificate of Designations and summarized in the Prospectus Supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this Prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Company. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this Prospectus but on or before issuance of the related series of Preferred Stock.

                          DESCRIPTION OF COMMON STOCK

  Under the Restated Certificate of Incorporation, the Company is authorized to issue up to 400,000,000 shares of Common Stock, par value $1.00 per share. On January 15, 1997, there were outstanding 115,000,000 shares of Common Stock.

  The following description is a summary of certain provisions of the Common Stock and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company's By-laws and Restated Certificate of Incorporation. The Prospectus Supplement relating to an offering of Common Stock (or securities convertible into Common Stock) will describe terms relevant thereto, including the number of shares offered, the initial offering price and market price and dividend information.

GENERAL

  Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by the stockholders of the Company, including the election of directors. The Common Stock does not have cumulative voting rights. The election of members of the Board of Directors is decided by the holders of a plurality of the shares entitled to vote in person or by proxy at a meeting for the election of directors. See "Description of Preferred Stock-- Voting Rights" for a discussion of the voting rights of any Preferred Stock that may be issued in the future.

  In the event of any liquidation, dissolution or winding up of the Company, after the payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which holders of the Company's Preferred Stock are entitled (if any shares of Preferred Stock are then outstanding), the holders of Common Stock are entitled to share equally in the remaining assets of the Company.

  The outstanding shares of Common Stock are, and any shares of Common Stock offered hereby upon issuance and payment therefor will be, fully paid and non-assessable. The Common Stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

  The Common Stock is listed on the New York Stock Exchange (symbol "LTR").

DIVIDENDS

  Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor subject to the rights of the holders of any outstanding shares of Preferred Stock. The holders of Common Stock share equally, share for share, in such dividends. The Company has paid quarterly cash dividends on its Common Stock in each year since 1967. Regular dividends of $.12 1/2 per share of Common Stock outstanding were paid in each calendar quarter of 1994 and in each of the first three quarters of 1995. In the fourth quarter of 1995, the Company increased its dividend to $.25 per share and regular dividends of $.25 per share of Common Stock outstanding were paid in such quarter and in each calendar quarter of 1996. There can be no assurance that the Company will continue to pay quarterly dividends or that, if paid, the amount of any dividend payments will not decrease.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, LLC, 450 West 33rd Street, New York, New York 10001.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities: (i) through underwriters or dealers;
(ii) through agents; (iii) directly to one or more purchasers; or (iv) through a combination of any such method of sale. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Securities may be listed.

  If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  There is currently no market for any of the Securities, other than the Common Stock. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform the Company that it intended to make a market in the Securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the Securities. The Company does has no current plans for listing of the Debt Securities or Preferred Stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular Debt Securities or Preferred Stock will be described in the applicable Prospectus Supplement.

                                LEGAL OPINIONS

  Unless otherwise set forth in the Prospectus Supplement, the validity of the Securities offered hereby will be passed upon for the Company by the General Counsel of the Company, and for the underwriters by Mayer, Brown & Platt, New York, New York. Mayer, Brown & Platt also represents, from time to time, CNA.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OF-FER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIR-CUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIV-ERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUN-DER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors Relating to the Notes.........................................  S-2
The Company and Relationship with Diamond Offshore.........................  S-4
Computation of Ratio of Earnings to Fixed Charges..........................  S-5
Use of Proceeds............................................................  S-5
Diamond Offshore...........................................................  S-6
Price Range of Diamond Offshore Common Stock and Dividends.................  S-6
Description of Notes.......................................................  S-7
Description of Diamond Offshore Capital Stock.............................. S-12
Certain Federal Income Tax Considerations.................................. S-14
Underwriting............................................................... S-19
Validity of Notes.......................................................... S-20
Experts.................................................................... S-20
                                  PROSPECTUS
Available Information......................................................    2
Forward-Looking Statements.................................................    3
Incorporation of Certain Documents by Reference............................    3
Loews Corporation..........................................................    4
Use of Proceeds............................................................    5
Computation of Ratio of Earnings to Fixed Charges..........................    5
Description of Senior Debt Securities......................................    6
Description of Subordinated Debt Securities................................   11
Description of Preferred Stock.............................................   17
Description of Common Stock................................................   20
Plan of Distribution.......................................................   21
Legal Opinions.............................................................   22
Experts....................................................................   22

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                                $1,000,000,000


                               LOEWS CORPORATION

                              3 1/8% EXCHANGEABLE
                          SUBORDINATED NOTES DUE 2007
                         (EXCHANGEABLE INTO SHARES OF
                  COMMON STOCK, $.01 PAR VALUE PER SHARE, OF
                       DIAMOND OFFSHORE DRILLING, INC.)

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                                     [LOGO]
                                     LOEWS
                                  CORPORATION

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                             GOLDMAN, SACHS & CO.

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